CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties, Inc.

Announces Third Consecutive Quarterly Dividend Increase and Enters into Contract to Acquire Additional Property

New York, New York, June 21, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (the “Company”) announced today that, on June 20, 2012, its board of directors authorized and the Company declared its third consecutive quarterly increase to the Company’s annual dividend. The Company will increase its annual distribution per share by $0.005, from $0.885 to $0.890 per annum. The new annual distribution rate will accrue commencing on August 9, 2012. Distributions will continue to be paid on the 15th day of each month to stockholders of record at the close of business on the 8th day of such month.

In addition, on June 19, 2012, the Company’s board approved the acquisition of an additional property – the fee-simple interest in the Reckitt Benckiser – French’s Mustard office building located in Chester, NJ. The contract purchase price of the Reckitt Benckiser – French’s Mustard office building is approximately $10.0 million, exclusive of closing costs, or at an anticipated capitalization rate of 9.2% (based on annualized net operating income and purchase price). The Reckitt Benckiser – French’s Mustard office building contains approximately 32,000 rentable square feet and is 100% leased to Reckitt Benckiser Plc. (LSE: RB), a British multinational consumer goods company headquartered in Slough, United Kingdom that carries an investment grade credit rating as determined by major credit rating agencies. The net lease has a 10-year term, with approximately 6 years remaining. The annualized rental income for the property will be approximately $920,000, or approximately $28.75 per rentable square foot.

“We are very pleased to have grown earnings sufficiently in the first half of 2012 to warrant our third consecutive quarterly increase in our monthly distribution,” commented Nicholas Schorsch, Chairman and Chief Executive Officer of ARCP. “Based on our growth to date, we plan to continue review our distribution level with the Board quarterly to assess whether further increases in our dividend can be sustained. Our earnings growth, and this resulting dividend increase, demonstrates the continued strength of our operating and investment model. Since closing our secondary offering in early June, we have acquired 21 of the 22 previously disclosed properties and have entered into an additional contract for the Reckitt Benckiser property. Our recent acquisitions increase the total size of the Company’s portfolio to approximately $210.0 million, comprised of 118 properties.”

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single-tenant, freestanding commercial properties generally subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.